Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
John Bean Technologies Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-215465) on Form S-3 and the registration statements (Nos. 333‑218253 and 333-152682) on Form S-8 of John Bean Technologies Corporation of our reports dated February 28, 2018, with respect to the consolidated balance sheets of John Bean Technologies as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of John Bean Technologies Corporation.
Our report dated February 28, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph that states that management excluded Avure Technologies, Inc., Aircraft Maintenance Support Services, Ltd., and PLF International Ltd., all acquired in 2017, with total assets of less than 10% of consolidated assets and total revenues of less than 5% of consolidated revenues in the consolidated financial statements of John Bean Technologies Corporation as of and for the year ended December 31, 2017, from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2017. These acquired businesses were also excluded from the scope of our audit of internal control over financial reporting as of December 31, 2017.

/s/ KPMG LLP
Chicago, Illinois
February 28, 2018